UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report:  May 20, 2013
(Date of earliest event reported)

AFFYMETRIX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-28218	77-0319159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 731-5000

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2013, Affymetrix, Inc. (“Affymetrix”) announced that Gavin Wood will become its Executive Vice President and Chief Financial Officer, starting on May 20, 2013.

Mr. Wood, aged 43, joined Affymetrix in 2006 and has held a number of positions within Affymetrix, most recently as Vice President, Finance, International Controller, responsible for Europe and Asia Pacific.  Prior to joining Affymetrix,  Mr. Wood held a number of positions at the Unipart Group of Companies, including Business Unit Controller and Business Process Manager for implementing major enterprise resource planning systems in North America.  Mr. Wood is a Chartered Accountant who qualified with the London Accountancy Practice Morgan Brown Spofforth in 1997 before continuing his career with Grant Thornton LLP.

Under the terms of Mr. Wood’s offer letter with Affymetrix, he will receive an annual base salary of $330,000 and will be eligible to receive an annual bonus at a target level equal to 50% of his base salary, with actual payment based on Affymetrix’ performance bonus program. Following commencement of his employment, he will receive initial equity awards consisting of options to purchase 90,000 shares, at an exercise price equal to the fair market value on the grant date, and 25,000 restricted shares, both of which awards will vest over four years. He will also be eligible for certain relocation and tax equalization benefits.

Affymetrix’ current Executive Vice President and Chief Financial Officer, Timothy Barabe, will step down from his position on May 20, 2013 but will remain with Affymetrix until the end of June 2013 to ensure a smooth transition.  Affymetrix expects to enter into a separation agreement with Mr. Barabe in connection with his departure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC.

By:	/s/Siang H. Chin
	Name:	Siang H. Chin
	Title:	Senior Vice President, General Counsel and Secretary
Dated: May 20, 2013